Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Assistant Treasurer and Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS RESULTS FOR THE
YEAR AND QUARTER ENDED DECEMBER 31, 2006

PORT HURON, MI, March 13, 2007 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the year and quarter ended December 31, 2006. Net income available to common shareholders was $7.7 million (or $0.22 per basic share and diluted share) for 2006, compared to net income available to common shareholders of $0.2 million (or $0.01 per basic share and diluted share) for 2005. For the fourth quarter of 2006, net income available to common shareholders was $6.5 million (or $0.18 per basic share and $0.17 per diluted share), compared to net income available to common shareholders of $8.3 million for the fourth quarter of 2005 (or $0.25 per basic share and $0.22 per diluted share).

The $7.5 million improvement in earnings for the year ended December 31, 2006, when compared to the year ended December 31, 2005, was due to a number of factors. The most significant factor was that 2005 results included an after-tax charge of $8.2 million associated with the repurchase and retirement of the Company’s convertible preference stock and certain common stock warrants. Other significant factors contributing to the improvement were a decrease in financing-related costs, base rate increases in Michigan that became effective in April 2005, and customer growth (particularly in the Company’s Alaska market). The impact of these factors was partially offset by increases in operating expenses (primarily employee benefit costs and uncollectible customer accounts), warmer-than-normal temperatures, and customer conservation.
The $1.8 million decrease in earnings for the fourth quarter of 2006, when compared to the fourth quarter of 2005, was due primarily to higher operating expenses (principally employee benefit costs and professional fees), combined warmer-than-normal temperatures and customer conservation in markets served by the Company, a debt extinguishment charge, and higher business taxes. These items were partially offset by the impact of customer growth and lower financing-related costs.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “I am very pleased with the Company’s results for 2006. We achieved these results, despite warmer-than-normal temperatures and continued customer conservation, which, when combined, adversely impacted 2006 earnings by an estimated $3.5 million.” Schreiber added, “One way we overcame the impact of the weather and customer conservation was to keep spending under control. Despite an increase in operations and maintenance expense and capital expenditures compared to 2005, we ended 2006 under our budgeted spending levels in these areas.”

Schreiber continued, “There were other accomplishments in 2006. During the year, we completed several initiatives to improve the Company’s financial condition. We repurchased nearly 111,000 shares of the Company’s 5% Series B Convertible Cumulative Preferred Stock in exchange for over 1.55 million shares of the Company’s Common Stock and approximately $12.6 million in cash. We also refinanced approximately $59 million of 8 percent long-term debt with new lower cost long-term debt.” Schreiber added, “The recent implementation of a new customer information system in Michigan should help us interact with customers more effectively and efficiently. We are very pleased that this system was implemented smoothly, on schedule and under budget. We closed 2006 by settling our Michigan base rate case, with an expected annualized base rate revenue increase of approximately $10.6 million and progress on rate design, particularly a more realistic way of setting the volumetric component of residential rates. Considering all of these factors, 2006 was a year of solid performance.”

EXCHANGE AGREEMENT
On February 23, 2007, the Company announced that it had entered into a definitive exchange agreement under which Cap Rock Holding Corporation would acquire all of the outstanding Common Stock and 5% Series B Preferred Stock of SEMCO. Under the terms of the agreement, SEMCO's shareholders will receive $8.15 in cash for each share of Common Stock they hold, representing a premium of approximately 37 percent over SEMCO's average closing share price during the five trading days ended February 22, 2007. The holders of the Series B Preferred Stock will receive $213.07 per share plus a "make-whole" premium calculated at closing. Further information regarding the proposed exchange can be found in the Company's definitive proxy statement to be filed with the Securities and Exchange Commission. The Board of Directors of SEMCO, upon the unanimous recommendation of its Finance Committee (which is comprised entirely of independent directors), has approved the agreement and has recommended that the holders of SEMCO's Common Stock approve the transaction at a meeting to be held at a future date determined in accordance with the agreement. The transaction is subject to approval by holders of SEMCO's Common Stock, as well as other customary closing conditions, including the receipt of applicable regulatory approvals.

OUTLOOK FOR 2007
The Company currently expects its 2007 net income available to common shareholders to be in the range of $0.27 to $0.31 per share. This earnings outlook assumes normal weather in the Company’s gas distribution markets and excludes the ongoing transaction expenses in connection with the Company’s previously announced acquisition by Cap Rock Holding Corporation. The Company currently expects its 2007 EBITDA to be approximately $91 million, including $1.9 million of equity earnings from the Company’s investment in its gas storage partnership and taking into consideration the same assumptions and exclusion as discussed above for the earnings outlook. EBITDA represents earnings before dividends on Convertible Preferred Stock, interest, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. EBITDA is reported here because the Company believes it is commonly used by investors as an indication of a company’s ability to incur and service debt.
While the Company believes EBITDA is a useful measure for investors, it is not a measure presented in accordance with generally accepted accounting principles in the U.S., or GAAP. The Company does not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. This calculation of EBITDA may or may not be consistent with that of other companies. Management views EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected EBITDA to projected cash flow from operations is included in the attached statistics.

Capital expenditure for property additions are expected to be just under $40 million for 2007. By comparison, capital expenditures for 2006 were approximately $40.5 million.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.
In connection with the proposed transaction with Cap Rock Holding Corporation, a proxy statement of SEMCO and other materials will be filed with the Securities and Exchange Commission. SEMCO recommends investors read the proxy statement and other materials, as well as any amendments or supplements to those documents, carefully when they become available, as they will contain important information about SEMCO and the proposed transaction. The final proxy statement will be mailed to SEMCO's shareholders of record at the close of business on the record date set for a special meeting of the shareholders to be held for the purpose of approving the transaction. Investors will be able to obtain free copies of the proxy statement, when available, as well as other filed documents containing information about SEMCO at www.sec.gov and from SEMCO's website at www.semcoenergy.com.
SEMCO and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of SEMCO in connection with the transaction. Information about the directors and executive officers of SEMCO and their ownership of SEMCO Common Stock is set forth in the proxy statement, dated April 19, 2006, for SEMCO's 2006 annual meeting of shareholders, as filed with the SEC. Additional information regarding the interests of participants in the solicitation of Proxies may be obtained by reading the proxy statement for the special meeting when it becomes available.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the outcome of the pending transaction to sell the Company, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Statement of Operations data

Operating revenues	$207,798	$230,599	$640,501	$615,102

Cost of gas sold	155,117	179,556	467,873	443,860
Operations and maintenance	20,844	17,888	77,755	71,913
Depreciation and amortization	7,540	7,005	29,108	28,224
Property and other taxes	3,102	2,198	10,837	11,601

Operating income (loss)	21,195	23,952	54,928	59,504

Other income and (deductions)
Interest expense	(10,429)	(10,410)	(41,429)	(43,058)
Debt extinguishment costs	(1,060)	-	(1,060)	(1,456)
Other	935	764	2,962	2,768
Total other income and (deductions)	(10,554)	(9,646)	(39,527)	(41,746)

Income tax (expense) benefit	(3,501)	(5,022)	(4,987)	(6,021)

Income (loss) from continuing operations	7,140	9,284	10,414	11,737

Income from discontinued operations, net of income taxes	-	-	-	538

Net income (loss)	7,140	9,284	10,414	12,275

Dividends on convertible cumulative preferred stock	650	950	2,753	2,994
Dividends and repurchase premium on convertible preference stock (a)	-	-	-	9,112

Net income (loss) available to common shareholders	$6,490	$8,334	$7,661	$169

Earnings per share - basic
Income (loss) from continuing operations	$0.18	$0.25	$0.22	$(0.01)
Net income (loss) available to common shareholders	$0.18	$0.25	$0.22	$0.01

Earnings per share - diluted
Income (loss) from continuing operations	$0.17	$0.22	$0.22	$(0.01)
Net income (loss) available to common shareholders	$0.17	$0.22	$0.22	$0.01

Average number of common shares outstanding
Basic	35,398	33,561	34,746	30,408
Diluted	41,942	42,800	34,997	30,408

(a) The amount for the year ended December 31, 2005 includes a repurchase premium of $8,170,000 associated with the repurchase of Company's convertible preference stock from a private equity investor.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and EBITDA reconciliation)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Business Segment Information

Operating revenues
Gas Distribution	$203,681	$227,792	$630,503	$606,315
Corporate and Other	6,098	4,647	18,162	16,379
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(1,981)	(1,840)	(8,164)	(7,592)
Consolidated operating revenues	$207,798	$230,599	$640,501	$615,102

Operating income (loss)
Gas Distribution	$20,273	$23,263	$52,214	$57,964
Corporate and Other	922	689	2,714	1,540
Consolidated operating income	$21,195	$23,952	$54,928	$59,504

Depreciation and amortization expense
Gas Distribution	$7,216	$6,667	$27,794	$26,825
Corporate and Other	324	338	1,314	1,399
Consolidated depreciation and amortization expense	$7,540	$7,005	$29,108	$28,224

Gas Distribution Operating Statistics

Volumes sold (MMcf)	22,455	21,436	63,895	64,723
Volumes transported (MMcf)	12,050	14,116	52,092	55,709
Number of customers at end of period	413,019	409,462	413,019	409,462
Weather statistics:
Degree days
Alaska	3,789	3,521	10,630	9,572
Michigan	2,097	2,355	5,955	6,689
Percent colder (warmer) than normal
Alaska	5.1%	(4.1)%	6.4%	(5.7)%
Michigan	(10.6)%	1.7%	(11.8)%	(.1)%

Reconciliation of Forecasted EBITDA to Forecasted Cash Flow From Operations for the Forecasted Year Ended December 31, 2007
	(dollars in millions)
Forecasted EBITDA	$91
Forecasted interest expense	(41)
Forecasted income tax expense	(7)
Forecasted changes in assets and liabilities and other non-cash items	13
Forecasted cash flow from operations	$56